Exhibit 16.1

November 2, 2007

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Commissioners:

We have read the statements made by Quepasa Corporation (the Company), copy attached, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated November 2, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Perelson Weiner LLP